Exhibit 99
TITAN INTERNATIONAL, INC. ANNOUNCES TERMINATION OF PROPOSED BUYOUT

QUINCY, Ill.- April 12, 2006 - Titan International, Inc. (NYSE: TWI) and One Equity Partners have discontinued discussions regarding a potential acquisition of Titan by One Equity Partners. Titan is continuing to focus its efforts on the successful integration of the newly acquired Goodyear North American farm tire business located in Freeport, Ill., and on evaluating acquisition opportunities that would further strengthen Titan’s business and performance. On April 3, 2006, Jana Partners LLC, the largest shareholder of Titan according to SEC filings owning 20.1 percent of the shares, announced that it continues to be opposed to the transaction.
In October 2005, Titan announced that One Equity Partners, the private equity investment unit of JPMorgan/Chase, had proposed, subject to certain conditions, to acquire Titan in a cash merger for $18.00 per share. Titan formed a Special Committee of the Board of Directors to pursue discussions with One Equity and to consider any other indications of interest received from other parties. At this time, Titan is not in discussions with any party concerning an acquisition of Titan.
Titan International, Inc., a holding company, owns subsidiaries that supply wheels, tires and assemblies for off-highway equipment used in agricultural, earthmoving/construction and consumer (including all terrain vehicles and trailers) applications.

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